Exhibit 99.1 Summary of DTE Electric Company Rate Order (Case U-20561) May 11, 2020 On May 8, 2020, the Michigan Public Service Commission (“Commission” or “MPSC”) issued an order in DTE Electric’s (“DTE Electric”) rate case. This document provides a summary of the Commission’s order. The Commission’s full order is available on the MPSC’s website (mi- psc.force.com) under case number U-20561. The MPSC order authorized DTE Electric to raise base rates by $188.3 million and approved a return on equity (“ROE”) of 9.9%. The Commission directed DTE Electric to implement rate changes for service rendered on and after May 15, 2020. DTE Electric filed an application on July 8, 2019 with supporting direct testimony and exhibits initially seeking a general rate increase of approximately $351 million based on a projected twelve-month test period ending April 30, 2021. The need for the rate increase was driven primarily by capital investments since the last general rate case to replace aging distribution system infrastructure and to invest in long-term generation assets, lower sales, inflation and working capital increases due primarily to changes in retiree benefit costs. Reconciliation of MPSC’s final order from the DTE Electric’s request Amount Item ($ millions) Description DTE Electric Filed $351 Revenue requirement Capital Structure Costs (63) Primarily ROE 9.9% vs 10.5% Rate Base (42) IT, Fossil Generation, Distribution Operations Incentive Compensation O&M (28) O&M (19) Primarily inflation Other (11) MPSC Order $188

Exhibit 99.1

<u>Summary of Key Components of the MPSC Order</u>

Return on Equity / Capital Structure
Authorized a Return on Equity ("ROE") of 9.9%. DTE Electric supported an ROE of 10.5%. A permanent equity / debt capital structure was approved at 50%/50%.

Total Rate Base
Approved a projected total rate base of $17.885 billion[1], including net plant ($16.513 billion) and working capital ($1.372 billion). The approved rate base amount included in final rates was approximately 1.6% (approximately $282 million) different than DTE Electric's amount of $18.167 billion.

Sales Load Forecast
Adopted DTE Electric's service area sales forecast of 46,007 GWh for the projected period (41,307 bundled; 4,700 choice).

Tree Trim
Approved an extension of the tree trim surge through 2022.

<u>DTE Energy</u>

DTE respects the decision of the Commission and its support of our efforts to modernize the electric infrastructure within our service territory.

For further information, please contact Barbara Tuckfield, DTE Energy, 313.235.1018 or John Dermody, DTE Energy, 313.235.8750.

[1] Excludes renewables rate base which is recovered in a separate surcharge